INTERNATIONAL GAME TECHNOLOGY

                     COMPUTATION OF EARNINGS PER SHARE


(Dollars in thousands)Years Ended
                                        September 30,
                                   1993        1992       1991

PRIMARY SHARES OUTSTANDING:
COMMON STOCK OUTSTANDING AT
BEGINNING OF PERIOD . . . . .130,601,920126,260,688 124,144,608

SHARES ISSUED UNDER STOCK OPTION PLANS2,800,3463,363,3982,116,080
  PERCENTAGE OF TIME OUTSTANDING          77.4%          66.2%           40.2%
WEIGHTED AVERAGE SHARES OUTSTANDING     2,166,117     2,226,774      850,136

SHARES ISSUED IN EXCHANGE OF EDT
  COMMON STOCK. . . . . . . .          -    874,356           -
  PERCENTAGE OF TIME OUTSTANDING       -          66.3%       -
WEIGHTED AVERAGE SHARES OUTSTANDING    -       580,104        -

SHARES ISSUED FROM THE CONVERSION OF
CONVERTIBLE SUBORDINATED NOTES 5,527,133     10,730           -
  PERCENTAGE OF TIME OUTSTANDING          37.6%          39.8%-
WEIGHTED AVERAGE SHARES OUTSTANDING     2,080,186         4,270-

SHARES ISSUED UNDER GIFTS . .      8,948     92,748           -
  PERCENTAGE OF TIME OUTSTANDING          59.7%          73.3%-
WEIGHTED AVERAGE SHARES OUTSTANDING         5,344        68,002-

SHARES PURCHASED AND HELD IN TREASURY(14,071,458)  (13,902,732)  (13,741,056)
  PERCENTAGE OF TIME OUTSTANDING          99.8%          99.7%          99.5%
WEIGHTED AVERAGE SHARES OUTSTANDING(  14,041,972)(  13,867,974)(  13,669,412)

COMMON STOCK EQUIVALENT OF OPTIONS
  OUTSTANDING . . . . . . . .     2,806,220     4,809,222     5,492,904

WEIGHTED AVERAGE NUMBER OF PRIMARY COMMON
  AND COMMON EQUIVALENT SHARES
  OUTSTANDING . . . . . . . .   123,617,815   120,081,086   116,818,236

FULLY DILUTED SHARES OUTSTANDING:
ADDITIONAL DILUTIVE EFFECT OF
STOCK OPTIONS . . . . . . . .    206,811    492,314     672,768

ASSUMED CONVERSION OF
  CONVERTIBLE NOTES . . . . .    12,785,881    14,874,882             -

WEIGHTED AVERAGE NUMBER OF FULLY DILUTED
COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING . . . . . . . .   136,610,507   135,448,282   117,491,004

INCOME FROM CONTINUING OPERATIONS$105,578  $ 63,284   $  29,780
INCOME FROM DISCONTINUED OPERATIONS        13,447         1,500           450
  NET INCOME. . . . . . . . .  $       119,025$        64,784$        30,230

PRIMARY EARNINGS PER SHARE
INCOME FROM CONTINUING OPERATIONS$  0.85   $   0.53   $    0.26
INCOME FROM DISCONTINUED OPERATIONS          0.11          0.01          0.00
  NET INCOME. . . . . . . . .  $          0.96$          0.54$          0.26

FULLY DILUTED EARNINGS PER SHARE(1)
INCOME FROM CONTINUING OPERATIONS$  0.80   $   0.51   $    0.26
INCOME FROM DISCONTINUED OPERATIONS          0.10          0.01          0.00
  NET INCOME. . . . . . . . .  $          0.90$          0.52$          0.26

(1)Based on addition of $4,549, $5,313, and $318, net of taxes, to income from continuing operations in 1993, 1992, and 1991 respect subordinated notes.